Exhibit 99.1

For further information contact:
Joe Passarello	Erik Knettel
Therma-Wave	Global Consulting Group
Phone: 510-668-2200	Phone: 646-284-9400
jpassarello@thermawave.com	eknettel@hfgcg.com
Therma-Wave Announces
Fiscal Second Quarter 2007 Financial Results
FREMONT, California — November 2, 2006 — Therma-Wave, Inc., (NASDAQ: TWAV) a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, reported financial results for the fiscal second quarter 2007, ended October 1, 2006.
Net revenues for the fiscal second quarter 2007 were $15.8 million, down $2.1 million or 12% sequentially from $17.9 million recorded in the fiscal first quarter 2007. Net revenues declined $1.5 million, or 9%, from the $17.3 million reported for the fiscal second quarter of 2006.
Net loss attributable to common stockholders for the fiscal second quarter 2007 was $1.95 million, or $(0.05) per basic and diluted share, including approximately $0.45 million in stock-based compensation costs recorded in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R, and approximately $77,000 in restructuring charges.
Sequentially, net loss attributable to common stockholders increased by $0.82 million compared to a net loss attributable to common stockholders of $1.13 million, or $(0.03) per diluted share, in the fiscal first quarter of 2007. In the year ago period, the Company reported a net loss attributable to common stockholders of $4.15 million, or $(0.11) per diluted share, including the impact of restructuring charges totaling $2.26 million.
Boris Lipkin, Therma-Wave’s president and chief executive officer, stated, “Our fiscal second quarter performance was highlighted by bottom line results within our stated guidance range and cash utilization which was slightly better than anticipated. Revenues were below forecast primarily due to a shipment push out based on a revised customer delivery requirement, an increase in deferred systems revenue and lower than anticipated upgrade revenues. During the quarter, Therma-Wave received a number of repeat orders for our leading edge metrology offerings, with new bookings for the period coming in at $18.8 million. New orders were slightly below our original forecast primarily due to the delay in the release of a significant multi-unit tool order by one of our customers. I am pleased to say that we have already received a significant portion of this new order in October and expect the remainder to be recorded during the current quarter.
“We continue to make progress on our next generation Opti-Probe line of precision measurement tools for the 45nm technology node and beyond in the areas of thin film and optical critical dimension (OCD) metrology. During September, we accepted the first production orders for our 45nm Opti-Probe tools based on successful customer demonstrations. These orders were received before we shipped our first evaluation tool in October to a customer. This marks an important milestone in our next generation 45nm product launch cycle and reflects the confidence our customers have in our ability to provide the tools critical to their most important next generation metrology production needs,” concluded Mr. Lipkin.
Gross margin for the fiscal second quarter 2007 was 38.5% compared to 38.3% in the fiscal first quarter 2007 and 34.4% in the year ago period.
Cash and cash equivalents totaled $17.5 million as of October 1, 2006, reflecting cash utilization of $1.4 million during the second fiscal quarter.
Guidance
The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below.
Guidance for the fiscal third quarter of 2007 ending December 31, 2006 is as follows:
•	Orders are expected to be within the range of $20.0 million to $22.0 million.

•	Revenue is expected to be within the range of $16.0 million to $18.0 million.

•	Diluted net loss per share attributable to stockholders is expected to be within the range of $(0.03) to $(0.06), including the impact of stock-based compensation expense estimated at $0.01 to $0.02 per diluted share.
Conference Call Information
Therma-Wave, Inc. will hold a conference call to review financial results and ongoing operations at 7:00 a.m. Pacific Time, 10:00 a.m. Eastern Time, on Thursday, November 2, 2006. Participating on the call will be Boris Lipkin, president and chief executive officer, and Joseph Passarello, senior vice president of finance and chief financial officer. To participate in the call, please dial 1 (800) 374 – 2501 in North America, or +1 (706) 634 – 2468 internationally, approximately five minutes prior to the scheduled call start time.
A live Web cast of the conference call, as well as a replay of the call, may be accessed via the Internet at: www.thermawave.com. A phone based replay will also be made available following the conclusion of the call through November 9th, 2006. Participants may access the phone replay by dialing 1 (800) 642 – 1687 in North America, or +1 (706) 645 – 9291 internationally, and entering the access code number 9508946.

About Therma-Wave, Inc.
Since 1982, Therma-Wave, Inc. has been revolutionizing process control metrology systems through innovative proprietary products and technologies. Therma-Wave is a world-wide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading-edge products to the semiconductor manufacturing industry for the measurement of transparent and semi-transparent thin films; for the measurement of critical dimension and profile of IC features; and for the monitoring of ion implantation and activation processes. Further information about Therma-Wave, Inc. is available from the Company’s web site at: www.thermawave.com.
Forward-Looking Statement Safe Harbor
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include those relating to our financial guidance for the next quarter, our continued progress with our next generation tools, and our expectations that we will record certain orders in the current quarter, among others. Factors that could cause actual results to differ materially from the forward-looking statements include the cyclicality of our business, the loss of one or more large customers, the delay or cancellation of a significant order, our ability to protect our intellectual property, potential lawsuits against the Company for alleged infringement of third-party intellectual property rights, our ability to successfully compete against larger companies, our ability to access additional capital in the future, our ability to develop new and advanced products in the future, our ability to attract and retain key personnel, our ability to receive services and materials, supplies from single source suppliers, possible disruptions to our business and the impact on remaining employees of the restructuring activities, disruptions at our manufacturing facility and general political, economic and stock market conditions and events, both domestically and internationally. These factors and others are described in more detail in our public reports filed with the Securities and Exchange Commission, such as those discussed in the “Factors Affecting Future Results” section of our Annual Report on Form 10-K for the fiscal year ended April 2, 2006, all subsequent quarterly reports on Form 10-Q and reports on Form 8-K and all of our prior press releases. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no duty to update these forward-looking statements.

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 1, 2006	April 2, 2006
Assets
Current assets:
Cash and cash equivalents	$17,529	$20,623
Accounts receivable, net	10,872	12,701
Inventories	28,386	22,353
Other current assets	1,024	1,621

Total current assets	57,811	57,298

Property and equipment, net	752	789
Other assets, net	1,186	1,291

Total assets	$59,749	$59,378

Liabilities, redeemable convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$7,408	$4,062
Accrued liabilities	12,919	13,642
Warrants and embedded derivatives	1,462	2,178
Deferred revenues	8,539	7,874
Term loan facility, net	4,915	4,896

Total current liabilities	35,243	32,652

Non-current deferred revenues	490	662
Other long-term liabilities	826	1,076

Total liabilities	36,559	34,390

Series B redeemable convertible preferred stock	7,260	6,940

Stockholders’ equity	15,930	18,048

Total liabilities, redeemable convertible preferred stock and stockholder’ equity	$59,749	$59,378

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 1, 2006	October 2, 2005	October 1, 2006	October 2, 2005

Net revenues:
Product	$11,181	$12,348	$24,299	$25,068
Service and parts	4,636	4,917	9,428	9,736

Total net revenues	15,817	17,265	33,727	34,804

Cost of revenues:
Product	6,439	7,320	14,037	13,738
Service and parts	3,291	4,001	6,751	8,007

Gross profit	6,087	5,944	12,939	13,059

Operating expenses:
Research and development	3,120	3,052	6,268	6,888
Selling, general and administrative	5,293	4,922	10,291	12,676
Restructuring	77	2,264	77	3,731

Total operating expenses	8,490	10,238	16,636	23,295

Operating loss	(2,403)	(4,294)	(3,697)	(10,236)

Other income (expense):
Gain on sale of product line	—	171	—	8,721
Interest expense	(206)	(90)	(406)	(147)
Interest income	197	43	395	75
Fair value adjustment -warrants and embedded derivatives and other, net	373	33	685	(63)

Total other income, net	364	157	674	8,586

Loss before provision for income taxes	(2,039)	(4,137)	(3,023)	(1,650)
Provision (benefit) for income taxes	(404)	11	(577)	52

Net loss	(1,635)	(4,148)	(2,446)	(1,702)

Accretion of Series B preferred stock to redemption value including dividends accrued	(318)	—	(632)	—

Net loss attributable to common stockholders	$(1,953)	$(4,148)	$(3,078)	$(1,702)

Net loss per share:
Basic & Diluted	$(0.05)	$(0.11)	$(0.08)	$(0.05)

Weighted average common shares outstanding:
Basic & Diluted	36,835	36,682	36,810	36,530

Stock-based compensation expense (benefit) included in:
Cost of revenues	40	(2)	79	2
Research and development	76	(68)	150	(246)
Selling, general and administrative	331	(10)	558	5

Total stock-based compensation expense (benefit)	$447	$(80)	$787	$(239)